Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Baker Hughes, a GE company:

We consent to the incorporation by reference in the registration statements (Nos. 333-227165 and 333-219141) on Form S-8, (No. 333-228341) on Form S-3 and (No. 333-216991) on Form S-4 of Baker Hughes, a GE company of our reports dated February 19, 2019, with respect to the consolidated and combined statement of financial position of Baker Hughes, a GE company and subsidiaries as of December 31, 2018 and 2017, and the related consolidated and combined statements of income (loss), comprehensive income (loss), changes in equity, and cash flows for the years ended December 31, 2018 and 2017, and the related notes (collectively, the “consolidated and combined financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appears in the December 31, 2018 annual report of Baker Hughes, a GE company.
Our report on the consolidated and combined financial statements refers to a change in the method of accounting for revenue recognition in 2018 due to the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers.

/s/ KPMG LLP
Houston, Texas
February 19, 2019